EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Electronic Clearing House (ECHO) Settles Patent Litigation

Camarillo, Calif., April 3, 2006 - Electronic Clearing House, Inc. (NASDAQ: ECHO), a leading provider of electronic payment and transaction processing services, announced today that it and its wholly owned subsidiary, XPRESSCHEX, Inc., have reached an agreement with LML Patent Corp. (“LML”), a wholly-owned subsidiary of LML Payment Systems Inc., to settle a litigation matter alleging infringement of certain LML patents.

Under the terms of the settlement, ECHO and XPRESSCHEX entered into an agreement to license LML’s patents for electronic check conversion in the Direct Consumer Field (NACHA standard entry class code “POP”), including LML’s U.S. Patent Nos. 6,354,491; 5,484,988; 6,164,528 and 6,283,366.

Each of ECHO, XPRESSCHEX and LML also agreed, for a period continuing through April 1, 2009, not to initiate any other patent infringement claims in the United States or Canada against each other.

Specific financial and other terms of the agreement were not disclosed.

“We are pleased to put the LML patent issue behind us.  While we were confident in our own legal position, we felt reaching a settlement prior to a long and costly trial was the best option.  With this settled, we can now dedicate our time and resources toward an effective execution of our strategic sales and operational initiatives,” stated Joel Barry, Chairman and Chief Executive Officer of ECHO.

About Electronic Clearing House, Inc. (ECHO)
ECHO (www.echo-inc.com) provides a complete solution to the payment processing needs of merchants, banks and collection agencies. ECHO's services include debit and credit card processing, check guarantee, check verification, check conversion, check re-presentment, and check collection.

Contact:
Donna Rehman, Corporate Secretary	Financial Relations Board
(800) 262-3246, ext. 8533	Erin Cox
Electronic Clearing House, Inc.	(310) 854-8319
Camarillo, CA	E-MAIL: ecox@financialrelationsboard.com
URL:http://www.echo-inc.com
E-MAIL: corp@echo-inc.com

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